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                                                                    EXHIBIT 99.1


                      [DT SYSTEMS FOR SUCCESS INDUSTRIES]




NEWS BULLETIN
FROM:


FOR FURTHER INFORMATION:
AT THE COMPANY:                             AT FRB/WEBER SHANDWICK
JOHN M. CASPER                              LISA FORTUNA
CHIEF FINANCIAL OFFICER                     LFORTUNA@WEBERSHANDWICK.COM
(937) 586-5600                              (312) 266-7800

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 21, 2002

              DT INDUSTRIES ANNOUNCES COMPLETION OF MAJOR FINANCIAL
       RECAPITALIZATION TRANSACTION, INCLUDING TWO-YEAR EXTENSION OF ITS
                             SENIOR CREDIT FACILITY


DAYTON, OH, JUNE 21, 2002 - DT INDUSTRIES, INC. (NASDAQ: DTII), an engineering-driven designer, manufacturer and integrator of automation systems and related equipment used to manufacture, assemble, test or package industrial and consumer products, today announced that it has completed its previously-announced major financial recapitalization transaction. The financial recapitalization has strengthened the Company's balance sheet by adding approximately $63.5 million to stockholders' equity and reducing indebtedness by approximately $68.6 million. Pursuant to the financial recapitalization transaction, the Company has:

     - extended the maturity date of its senior credit facility from July 2, 2002 to July 2, 2004 and repaid approximately $18.5 million of outstanding indebtedness under the facility and concurrently reduced the lenders' commitments by approximately $13.7 million;

     - sold 7.0 million shares of its common stock in a private placement to several current stockholders at a purchase price of $3.20 per share, for an increase in capital of $22.4 million, less expenses;

     - reduced the outstanding 7.16% Convertible Preferred Securities of DT Capital Trust (and the related junior subordinated debentures of the Company held by the Trust) (the "TIDES") by approximately $50.1 million through an exchange of half of the outstanding amount, plus all accrued and unpaid interest through March 31, 2002, for 6,260,658 shares of the Company's common stock at an exchange price of $8.00 per share; and

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DT INDUSTRIES, INC.
ADD 1


     - amended the terms of the remaining $35.0 million of TIDES by reducing their conversion price from $38.75 to $14.00 per share, shortening their maturity from May 31, 2012 to May 31, 2008 and providing that interest does not accrue during the period from March 31, 2002 until July 2, 2004.

The securities sold in the financial recapitalization have not been and, except pursuant to resale registration rights granted to the holders of the securities, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company also announced that its 2002 Annual Meeting of Stockholders will be held on November 7, 2002 in Dayton, Ohio.








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